Exhibit 21.1

Subsidiaries of the Registrant

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization

Marcus & Millichap Real Estate Investment Services, Inc.	California
Marcus & Millichap Real Estate Investment Services of Atlanta, Inc.	Georgia
Marcus & Millichap Real Estate Investment Services of Chicago, Inc.	California
Marcus & Millichap Real Estate Investment Services of Florida, Inc.	California
Marcus & Millichap Real Estate Investment Services of Nevada, Inc.	California
Marcus & Millichap Real Estate Investment Services of North Carolina, Inc.	California
Marcus & Millichap Real Estate Investment Services of Seattle, Inc.	California
Marcus & Millichap Real Estate Investment Services Canada, Inc.	New Brunswick, Canada
Marcus & Millichap Capital Corporation	California
Marcus & Millichap Chicago Multifamily Brokers, LLC	Illinois
Mission Capital Advisors, LLC	Florida
Mission Capital Personnel Services, LLC	Florida
Mission Capital Real Estate, Inc.	California
Mission Global, LLC	Florida
Mark One Capital, Inc.	Delaware
MMI Servicing, Inc.	Delaware
Services D’Investissement Immobilier Marcus & Millichap Québec Inc. / Marcus & Millichap Real Estate Investment Services Québec Inc. (formerly McGill Commercial Inc.)	Quebec, Canada